                            STREAMLOGIC CORPORATION
                        SUPPLEMENT TO OFFER TO EXCHANGE
                             DATED OCTOBER 7, 1996

                               ----------------

  This Supplement (the "Supplement") supplements the Offer to Exchange dated October 7, 1996 (the "Offer to Exchange") with respect to the offer by StreamLogic Corporation (the "Company") to exchange any and all of its 6% Convertible Subordinated Debentures due 2012 for cash, increasing rate promissory notes, common stock of the Company and warrants to purchase common stock of the Company. This Supplement is accompanied by a copy of the Offer to Exchange and should be read in conjunction therewith. The Exchange Offer has been extended to 12:00 midnight, New York City time on November 14, 1996, unless further extended (the "Expiration Date"). Unless otherwise defined, capitalized terms used herein have the same meanings as in the Offer to Exchange. EXCEPT AS SET FORTH HEREIN, THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER REMAIN AS SET FORTH IN THE OFFER TO EXCHANGE.

RECENT DEVELOPMENTS

  On October 24, 1996, a Nasdaq Qualification Hearing with respect to the continued inclusion of the Company's Common Stock on the Nasdaq NMS was held in Washington, D.C. before a three-member panel of the National Association of Securities Dealers Inc. At such hearing, the Company requested that it be granted an extension until November 21, 1996 to meet the net tangible assets requirement for continued inclusion of its Common Stock on the Nasdaq NMS. On November 4, 1996, the Company received a determination from Nasdaq that its inclusion on the Nasdaq NMS would be continued through November 21, 1996 and thereafter, subject to the Company having net tangible assets not less than $10 million on or before such date.

  On October 16, 1996, the Company announced a plan to relocate its corporate headquarters and consolidate all of its manufacturing operations in Northern California. This cost saving measure calls for the closing of the company's current Chatsworth facility and relocation of its manufacturing operations, engineering and administration by early April 1997.

  Pursuant to the agreement relating to the Company's July 1, 1996 purchase of the hardware business of FWB Software Inc. ("FWB") and the Company's 11% equity investment in the software business retained by FWB, FWB was to receive additional shares or return shares of StreamLogic Common Stock such that the market value (based on the average price as defined in the Operating Agreement of FWB Software, LLC) of the shares contributed to FWB (1,256,123 shares were contributed to FWB effective July 1, 1996) would be equal to $7.5 million, such adjustment to have occurred on October 29, 1996. Such adjustment required the issuance of approximately 2,760,000 additional shares of StreamLogic Common Stock to FWB which issuance, if made, would have contravened the terms of Tender Agreement as well as certain Nasdaq rules relating to the issuance of 20% or greater of an issuer's outstanding common stock. The Company did not issue such additional shares to FWB on October 29, 1996, and on November 1, 1996 reached an agreement with FWB whereby the Company issued to FWB 1,380,000 additional shares of Common Stock, a $1.25 million promissory note bearing interest at Bank of America's reference rate plus 2% due November 1998 and secured by the Company's equity interest in FWB Software LLC, and paid to FWB $500,000 in cash. In addition, the Company's equity interest in FWB Software LLC was reduced from 11% to 7.5%. After giving effect to the issuance of the additional 1,380,000 shares of Common Stock to FWB, and assuming that 100% of the 6% Debentures are accepted for exchange pursuant to the Exchange Offer, the 2,636,123 shares of Common Stock owned by FWB represent approximately 7.6% of the outstanding shares of Common Stock, the 16,250,000 shares of Common Stock issued pursuant to the Exchange Offer represent approximately 47.0% of the outstanding shares of Common Stock, and

                               ----------------

  NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION. THE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS SUPPLEMENT. ANY
REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

--------------------------------------------------------------------------------
   THE EXCHANGE OFFER HAS BEEN EXTENDED TO 12:00 MIDNIGHT, NEW YORK CITY TIME
 ON NOVEMBER 20, 1996, UNLESS FURTHER EXTENDED (THE "EXPIRATION DATE").
--------------------------------------------------------------------------------

                The date of this Supplement is November 6, 1996 the Warrants to purchase 3,000,000 shares of Common Stock issued pursuant to the Exchange Offer represent, when exercised and taken together with the Common Stock issued as part of the Tender Offer Consideration, approximately 51.3% of the outstanding shares of Common Stock (in each case, based on the number of shares outstanding as of August 5, 1996 and giving effect to the issuance of the additional shares to FWB and the issuance of shares in the Exchange Offer).

AMENDMENTS TO THE OFFER TO EXCHANGE

  The following sections of the Offer to Exchange have been modified as described below. Except as set forth below and elsewhere in this Supplement, the terms and conditions of the Exchange Offer remain as stated in the Offer to Exchange previously mailed to you.

 CAUTIONARY STATEMENT

  This section has been amended by adding the following sentence to the end of the last paragraph on page 3:

  The forward-looking statements made in connection with the Offer to Exchange are excluded, however, from the statutory safe harbor provided by
  Section 21E of the Private Securities Litigation Reform Act of 1995.

 SUMMARY--THE EXCHANGE OFFER

  This section of the Offer to Exchange has been amended by adding the following sentence after the first sentence of the first paragraph of such section on page 7:

  Tendering holders of 6% Debentures will not receive fractional shares of Common Stock in the Exchange Offer but instead will receive an additional cash payment in lieu thereof in an amount equal to the same fraction of the market price per share of Common Stock.

 SUMMARY--CONDITIONS TO THE EXCHANGE OFFER

  This section of the Offer to Exchange has been amended by amending the phrase "in the sole judgment of the Board of Directors of the Company" to "in the reasonable judgment of the Board of Directors of the Company" in clause
(ii) of the first paragraph of such section on page 7.

  This section of the Offer to Exchange has been further amended by adding the following sentences to the end of the first paragraph of such section on page 7:

  The obligation of StreamLogic to consummate the Exchange Offer is also conditioned upon the approval of StreamLogic's stockholders as well as other additional conditions. See "The Exchange Offer--Conditions."

 SUMMARY--GENERAL INFORMATION REGARDING THE EXCHANGE OFFER

  This section of the Offer to Exchange has been amended by adding the following sentence at the end of the paragraph titled "Accrued Interest on the 6% Debentures" on page 9:

  As of November 14, 1996, there will be approximately $40.33 of accrued and unpaid interest for each $1,000 face amount of 6% Debentures. If the Expiration Date is extended beyond November 14, 1996, interest will accrue at a rate of $0.17 per day for each $1,000 face amount of 6% Debentures.

 SPECIAL FACTORS--FAIRNESS OF THE EXCHANGE OFFER

  This section of the Offer to Exchange has been amended by modifying the second paragraph of such section on page 13 to read in its entirety as follows:

    Other factors considered by the Board in connection with the structuring of the Tender Agreement and the Exchange Offer were (i) the premium represented by the Tender Offer Consideration over the price at which the 6% Debentures traded prior to the announcement of the Exchange Offer ($163.75 per $1,000 face amount of 6% Debentures, assuming that the Promissory Notes are valued at par, the shares of Common Stock are valued at $2.125 per share (based on the closing market price on October 3, 1996) and each Warrant to purchase 40 shares of Common Stock is valued at $40 (as estimated by the Company based on the Black-Scholes option pricing formula) and given the $570 market value per $1,000 face amount of the 6% Debentures on September 26, 1996 (the last day prior to the date the Second Amendment was publicly announced on which trades in the 6% Debentures were reported);
  (ii) the degree to which the conversion feature of the 6% Debentures is "out-of the money" (approximately 22.8-fold, based on the $48.5 conversion price and a closing market price of the Common Stock of $2.125 on October 3, 1996); (iii) the historical trading pattern of the 6% Debentures (which had not traded at a price greater than 125% of the price they traded on September 26, 1996 in the previous 11 calendar quarters) and the Common Stock (which had traded at a price greater than 350% of the price it traded on October 3, 1996 as recently as the second calendar quarter of 1996);
  (iv) recent market prices for 6% Debentures and Common Stock, which pertain to the premium offered by the Tender Offer Consideration; (v) the pro forma effect of acceptance of the Exchange Offer on the Company's consolidated capitalization (which would increase the Company's net tangible assets by over $50 million, permitting the Company to return to compliance with the requirements for inclusion on the Nasdaq NMS and thereby benefiting all holders of the Company's securities by, among other things, facilitating the Company's access to public capital markets). Because the 6% Debentures are effectively a "straight debt" security due to the degree to which the conversion feature is "out-of-the-money," the Board did not consider the Company's net book value, going concern value or liquidation value to be material factors in its consideration of the fairness of the Exchange Offer to holders of 6% Debentures. The Board also considered the extensive arm's-length negotiations with Loomis Sayles over an approximately five-month period with respect to the terms of the Tender Agreement and the Exchange Offer in its consideration of the fairness of the Exchange Offer to holders of 6% Debentures. In light of its consideration of all of the foregoing factors, the Board concluded that the Exchange Offer is fair to beneficial owners of 6% Debentures.

  This section has been further amended by adding the following sentence at the end of the third paragraph on page 13:

    Chanin was retained by Loomis Sayles at the Company's expense solely to assist Loomis Sayles in negotiating the terms of the Tender Agreement, and did not advise or assist the Company in determining the fairness of, or prepare any reports or appraisals or opinions with respect to, the Tender Agreement or the Exchange Offer.

 SPECIAL FACTORS--SIGNIFICANT STOCKHOLDER

  The first paragraph of this section on page 15 has been amended and restated in its entirety as follows:

    Following consummation of the Exchange Offer, Loomis Sayles will advise, assuming that all of the investors it advises remain its clients (which investors may not be so obligated), investors holding approximately 38.7% of the outstanding Common Stock, and approximately 42.0% assuming exercise of all Warrants (in each case, based on the number of shares outstanding on August 5, 1996 and giving effect to the issuance of shares in the Exchange Offer). In addition, the Company has agreed to include two persons designated by investors advised by Loomis Sayles on its Board of Directors prior to or on the Expiration Date, and to include two persons designated by investors advised by Loomis Sayles in management's slate of nominees in future elections, until such time investors advised by Loomis Sayles no longer own at least 28% of the outstanding Common Stock of StreamLogic. The Company expects that Loomis Sayles will make recommendations to the investors it advises with respect to the selection of such directors. Nasdaq representatives have advised the Company that, under Nasdaq rules, the consummation of the Exchange Offer may be deemed to constitute a change in control of the Company.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The Unaudited Pro Forma Condensed Consolidated Balance Sheet on page 21 and the Unaudited Pro Forma Condensed Consolidated Statement of Operations beginning on page 22 have been amended to remove from the pro forma statements of operations and include in the calculation of pro forma gain a provision for the expected interest payment obligations on the Promissory Notes pursuant to Financial Accounting Standards Board Statement No. 15, and to include the pro forma effect on the pro forma statements of operations for the three-month period ended March 29, 1996 and the year ended December 29, 1995 of the sale of the Company's drive business and the commencement of the OEM Supply Agreement between the Company and Micropolis (S) Pte Ltd as of March 29, 1996. The amended and restated Unaudited Pro Forma Condensed Consolidated Balance Sheet and the Unaudited Pro Forma Condensed Consolidated Statement of Operations read in their entirety as follows:

                         UNAUDITED PRO FORMA CONDENSED

                           CONSOLIDATED BALANCE SHEET

                                 (IN THOUSANDS)

                                                       JUNE 28, 1996
                                              ---------------------------------
                                                                    STREAMLOGIC
                                              STREAMLOGIC EXCHANGE  CORPORATION
                                              CORPORATION OFFER(1)   PRO FORMA
                                              ----------- --------  -----------
                   ASSETS
Current assets:
  Cash, cash equivalents and short-term
   investments...............................  $  45,859  $(10,000)  $  35,859
  Accounts receivable, net...................      8,144       --        8,144
  Receivable from Singapore Technologies.....      1,000       --        1,000
  Inventories................................      8,025       --        8,025
  Other current assets.......................      1,200       --        1,200
                                               ---------  --------   ---------
    Total current assets.....................     64,228   (10,000)     54,228
Property, plant and equipment, net...........      5,639       --        5,639
Other assets.................................      1,884    (1,200)        684
                                               ---------  --------   ---------
                                               $  71,751  $(11,200)  $  60,551
                                               =========  ========   =========
 LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  10% Subordinated Notes.....................  $  10,000  $    --    $  10,000
  Current maturities of long-term debt.......      3,750    (3,750)        --
  Accounts payable...........................      6,302       --        6,302
  Other accrued liabilities..................     10,862     1,638      12,500
                                               ---------  --------   ---------
Total current liabilities....................     30,914    (2,112)     28,802
Unsecured promissory notes, due 1998.........        --      8,500       8,500
Long term debt...............................     71,250   (71,250)        --
Deferred income taxes........................      1,720       --        1,720
Shareholders' equity (deficit):
    Common stock.............................     15,673    16,250      31,923
    Additional paid-in capital...............    112,735    25,750     138,485
    Accumulated deficit......................   (160,541)   11,662    (148,879)
                                               ---------  --------   ---------
    Total shareholders' equity (deficit).....    (32,133)   53,662      21,529
                                               ---------  --------   ---------
                                               $  71,751  $(11,200)  $  60,551
                                               =========  ========   =========

-------
(1) To give effect to the payment of cash and issuance of Common Stock and Warrants pursuant to the Exchange assuming the holders of 100% of the outstanding debentures accept the exchange. The pro forma gain application to the above proposed Exchange after estimated adjustments (assuming 100% participation by the holders) is:

   Face value of debentures........................................... $ 75,000
   Cash consideration.................................................   (9,000)
   Unsecured promissory notes.........................................   (8,500)
   Accrual of interest on unsecured promissory notes..................   (2,550)
   Common Stock issued................................................  (39,000)
   Reversal of accrued interest on debentures.........................    1,312
   Transaction fees...................................................   (1,000)
   Charge off unamortized bond issuance cost..........................   (1,200)
   Value of Warrants issued...........................................   (3,000)
                                                                       --------
                                                                         12,062
   Book provision for income tax......................................      400
                                                                       --------
   Pro forma gain..................................................... $ 11,662
                                                                       ========

                         UNAUDITED PRO FORMA CONDENSED

                     CONSOLIDATED STATEMENT OF OPERATIONS

                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               THREE MONTHS ENDED JUNE 28, 1996
                                               ---------------------------------
                                                                    STREAMLOGIC
                                               STREAMLOGIC EXCHANGE CORPORATION
                                               CORPORATION OFFER(2) PRO FORMA(3)
                                               ----------- -------- ------------
Net sales.....................................   $11,189    $  --     $11,189
Cost of sales.................................    10,467       --      10,467
                                                 -------    ------    -------
Gross profit..................................       722       --         722
Operating expenses:
  Research and development....................     2,465       --       2,465
  Selling, general and administrative.........     2,771       --       2,771
                                                 -------    ------    -------
  Total operating expenses....................     5,236       --       5,236
                                                 -------    ------    -------
Loss from operations..........................    (4,514)      --      (4,514)
Interest income (expense), net................    (1,025)    1,125        100
                                                 -------    ------    -------
Loss before income taxes......................    (5,539)    1,125     (4,414)
Income tax provision..........................         8       --           8
                                                 -------    ------    -------
Net loss......................................   $(5,547)   $1,125    $(4,422)
                                                 =======    ======    =======
Loss per share................................   $  (.36)             $  (.14)
                                                 =======              =======
Weighted average shares outstanding...........    15,608    16,250     31,858
                                                 =======    ======    =======

--------
(2) Adjustment to interest expense to give effect to Exchange at the beginning of period presented; reduction of interest expense on Debentures of $1,125. Pursuant to Financial Accounting Standards Board Statement No. 15 the Company has included the expected interest payment obligations on the unsecured promissory notes on the balance sheet and, accordingly, no provision is included in the statement of operations. See Note (1) to Unaudited Pro Forma Condensed Consolidated Balance Sheet.
(3) The above pro forma consolidated statement of operations does not include an extraordinary gain of $11,662 which would be recorded in the Company's consolidated financial statements in the period in which the Exchange Offer is consummated.

                         UNAUDITED PRO FORMA CONDENSED

                      CONSOLIDATED STATEMENT OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      THREE MONTHS ENDED MARCH 29, 1996
                         -----------------------------------------------------------
                                      SALE OF     OEM SUPPLY            STREAMLOGIC
                         STREAMLOGIC DISK DRIVE   AGREEMENT    EXCHANGE CORPORATION
                         CORPORATION ASSETS(6)  ADJUSTMENTS(6) OFFER(4) PRO FORMA(5)
                         ----------- ---------- -------------- -------- ------------
Net sales...............  $ 24,408    $(17,670)     $ --        $  --     $ 6,738
Cost of sales...........    40,799     (35,613)       504          --       5,690
                          --------    --------      -----       ------    -------
Gross loss..............   (16,391)     17,943       (504)         --       1,048
Operating expenses:
  Research and develop-
   ment.................     8,874      (6,117)       --           --       2,757
  Selling, general and
   administrative.......     8,836      (6,118)       --           --       2,718
                          --------    --------      -----       ------    -------
  Total operating ex-
   penses...............    17,710     (12,235)       --           --       5,475
                          --------    --------      -----       ------    -------
Loss from operations....   (34,101)     30,178       (504)         --      (4,427)
Interest income (ex-
 pense), net............    (1,854)        --         --         1,125       (729)
                          --------    --------      -----       ------    -------
Loss before income tax-
 es.....................   (35,955)     30,178       (504)       1,125     (5,156)
Income tax provision ...       252         --         --           --         252
                          --------    --------      -----       ------    -------
Net loss................  $(36,207)   $ 30,178      $(504)      $1,125    $(5,408)
                          ========    ========      =====       ======    =======
Net loss per share......  $  (2.32)                                       $  (.17)
                          ========                                        =======
Weighted average shares
 outstanding............    15,580                              16,250     31,830
                          ========                              ======    =======

--------
(4) Adjustment to interest expense to give effect to Exchange at the beginning of period presented; reduction of interest expense on Debentures of $1,125. Pursuant to Financial Accounting Standards Board Statement No. 15 the Company has included the expected interest payment obligations on the unsecured promissory notes on the balance sheet and, accordingly, no provision is included in the statement of operations. See Note (1) to Unaudited Pro Forma Condensed Consolidated Balance Sheet.
(5) The above pro forma consolidated statement of operations does not include an extraordinary gain of $11,662 which would be recorded in the Company's consolidated financial statements in the period in which the Exchange Offer is consummated.
(6) Adjustments to illustrate the effect on revenues, cost of sales and operating expenses by the disk drive business which was sold as of March 29, 1996 and the OEM Supply Agreement between the Company and Micropolis
    (S) Pte Ltd entered into on March 29, 1996. (See Note 10 to the historical consolidated financial statements of StreamLogic Corporation for the three months ended March 29, 1996, which are incorporated herein.)

                         UNAUDITED PRO FORMA CONDENSED

                      CONSOLIDATED STATEMENT OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                        YEAR ENDED DECEMBER 29, 1995
                         -----------------------------------------------------------
                                      SALE OF
                                       DISK       OEM SUPPLY            STREAMLOGIC
                         STREAMLOGIC   DRIVE      AGREEMENT    EXCHANGE CORPORATION
                         CORPORATION ASSETS(9)  ADJUSTMENTS(9) OFFER(7) PRO FORMA(8)
                         ----------- ---------  -------------- -------- ------------
Net sales...............  $211,264   $(171,921)    $   --       $  --     $ 39,343
Cost of sales...........   205,628    (176,336)      2,372         --       31,664
                          --------   ---------     -------      ------    --------
Gross profit (loss).....     5,636       4,415      (2,372)        --        7,679
Operating expenses:
  Research and develop-
   ment.................    42,469     (28,826)        --          --       13,643
  Selling, general and
   administrative.......    44,274     (30,614)        --          --       13,660
                          --------   ---------     -------      ------    --------
  Total operating ex-
   penses...............    86,743     (59,440)        --          --       27,303
                          --------   ---------     -------      ------    --------
Loss from operations....   (81,107)     63,855      (2,372)        --      (19,624)
Interest income (ex-
 pense), net............    (4,242)        --          --        4,500         258
                          --------   ---------     -------      ------    --------
Loss before income tax-
 es.....................   (85,349)     63,855      (2,372)      4,500     (19,366)
Income tax benefit......    (1,061)        --          --          --       (1,061)
                          --------   ---------     -------      ------    --------
Net loss................  $(84,288)  $  63,855     $(2,372)     $4,500    $(18,305)
                          ========   =========     =======      ======    ========
Net loss per share......  $  (5.46)                                       $   (.58)
                          ========                                        ========
Weighted average shares
 outstanding............    15,445                              16,250      31,695
                          ========                              ======    ========

--------
(7) Adjustment to interest expense to give effect to Exchange at the beginning of period presented; reduction of interest expense on Debentures of $4,500. Pursuant to Financial Accounting Standards Board Statement No. 15 the Company has included the expected interest payment obligations on the unsecured promissory notes on the balance sheet and, accordingly, no provision is included in the statement of operations. See Note (1) to Unaudited Pro Forma Condensed Consolidated Balance Sheet.
(8) The above pro forma consolidated statement of operations does not include an extraordinary gain of $11,662 which would be recorded in the Company's consolidated financial statements in the period in which the Exchange Offer is consummated.
(9) Adjustments to illustrate the effect on revenues, cost of sales and operating expenses by the disk drive business which was sold as of March 29, 1996 and the OEM Supply Agreement between the Company and Micropolis
    (S) Pte Ltd entered into on March 29, 1996. (See Note 10 to the historical consolidated financial statements of StreamLogic Corporation for the three months ended March 29, 1996, which are incorporated herein.)

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--RECENT DEVELOPMENTS

  This section of the Offer to Exchange has been amended by adding the following sentence to the end of the first paragraph of such section on page 44:

  The Company currently estimates that its cash position as of October 31, 1996, after giving effect on a pro forma basis to the consummation of the Exchange Offer (assuming 95% of the 6% Debentures are exchanged) and the completion of the transaction with FNB as amended, would have been approximately $9 million.

 BACKGROUND OF THE EXCHANGE OFFER--GENERAL

  This section of the Offer to Exchange has been amended by adding the following paragraph after the third paragraph on page 45:

    The Company has been advised by Loomis Sayles that it has no economic interests in any 6% Debentures, but that it and its affiliates have sole discretionary investment power with respect to the approximately $58 million principal amount of 6% Debentures held by the approximately 41 investors it advises. Such power constitutes "beneficial ownership" of such 6% Debentures within the meaning of such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

 BACKGROUND OF THE EXCHANGE OFFER--THE TENDER AGREEMENT

  This section of the Offer to Exchange has been amended by amending the last sentence of the second paragraph on page 46, which sentence as amended and restated in its entirety reads as follows:

    At the request of Loomis Sayles and as a condition by Loomis Sayles for its going forward with the negotiation of an agreement with respect to the 6% Debentures, the Company agreed to pay Chanin's fees and the fees of Loomis Sayles' legal counsel in connection with such negotiation.

  This section of the Offer to Exchange has been further amended by adding the following disclosure after the last paragraph of such section on page 48:

    Summary of Financial Projections Provided to Chanin

    Certain financial projections were provided from time to time to Chanin by the Company, most recently on or about September 23, 1996. Such most recent projections indicated actual results as of the June 1996 quarter in comparative form with the estimated actual results for the September 1996 quarter and plan results for the December 1996 and March 1997 quarters. Quarterly results as presented for the September 1996, December 1996 and March 1997 quarters, respectively, were revenues of $13.9 million, $17.5 million and $22.5 million, net loss before extraordinary item of $7.0 million, $3.2 million and $600,000, and cash of $21.9 million, $15.0 million and $15.8 million. The cash balances assumed among other things consummation of the Offer to Exchange with 100% participation by debenture holders, and exercise of the warrants held by Lindner to purchase
  1.5 million shares of Common Stock during the December 1996 quarter.

    The foregoing projected financial information of the Company (the "Projections") was provided by the management of the Company to Chanin for its use in advising Loomis Sayles and is included herein solely to afford the recipients of this Offer to Exchange access to information that was supplied to Chanin, in satisfaction of regulatory requirements. The Projections have not been updated since that time to reflect subsequent events. Important assumptions underlying the Projections have been rendered invalid by such subsequent events, and therefore the Projections are not consistent with management's current expectations for the performance of the Company. In particular, and as an example, subsequent to the preparation of the Projections the Company decided to consolidate its operations in Northern California and to close its operations in Southern California, which decision will have a material effect on the Company's future financial performance. Furthermore, in addition to the fact that the assumptions underlying the Projections have been rendered invalid by subsequent events and are not consistent with management's current expectations, the Projections were and remain qualified by, and were and remain subject to, the other information contained in this Offering Memorandum, including the factors set forth under the heading "Certain Considerations Related to the Company." The Company did not engage an independent expert to compile or examine these Projections and such Projections were not prepared in compliance with the published rules and guidelines of the Commission and the American Institute of Certified Public Accountants regarding projections. Moreover, Ernst & Young LLP, the Company's independent certified public accountants, did not compile or examine the Projections and accordingly does not express an opinion nor any other form of assurance with respect thereto.

    THE INCLUSION OF THE PROJECTIONS HEREIN IS SOLELY TO AFFORD THE RECIPIENTS OF THIS OFFER TO EXCHANGE ACCESS TO INFORMATION THAT WAS PROVIDED TO CHANIN AND SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY. DUE TO EVENTS SUBSEQUENT TO THE PREPARATION OF THE PROJECTIONS, THE RESULTS REFLECTED IN THE PROJECTIONS ARE NOT CONSISTENT WITH MANAGEMENT'S CURRENT EXPECTATIONS FOR THE PERFORMANCE OF THE COMPANY AND LIKELY WILL NOT BE REALIZED. THE PROJECTIONS AND ACTUAL RESULTS WILL VARY, AND THOSE VARIATIONS WILL LIKELY BE MATERIAL. THE COMPANY HAS NOT UPDATED OR OTHERWISE REVISED THE PROJECTIONS SINCE THEY WERE PROVIDED TO CHANIN, AND DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN THOUGH THE ASSUMPTIONS AND ESTIMATES UNDERLYING THE PROJECTIONS ARE NO LONGER VALID DUE TO SUBSEQUENT EVENTS. IN PARTICULAR, THE COMPANY DOES NOT INTEND TO INCLUDE PROJECTIONS IN ANY REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO ANY SECURITIES OF THE COMPANY.

    IN LIGHT OF THE FOREGOING, RECIPIENTS OF THIS OFFER TO EXCHANGE ARE CAUTIONED NOT TO RELY ON THE PROJECTIONS.

 THE EXCHANGE OFFER--CONDITIONS

  This section of the Offer to Exchange has been amended by amending the phrase "in the sole judgment of the Board of Directors of the Company" to "in the reasonable judgment of the Board of Directors of the Company" in clause
(ii) of the first paragraph of such section on page 50 and in each place such phrase appears in clauses (1) through (6) of the second paragraph of such section on page 50.

  This section of the Offer to Exchange has been further amended by amending the phrase "acceptance for exchange of any 6% Debentures" to "the Expiration Date" in the fifth line of the second paragraph of such section on page 50.

 THE EXCHANGE OFFER--FEES AND EXPENSES

  This section of the Offer to Exchange has been amended by modifying the first sentence of the third paragraph of such section on page 56 to read in its entirety as follows:

    The Company estimates that expenses of making the Exchange Offer, including the fees and expenses of the Exchange Agent (approximately $7,500), Warrant Agent (approximately $7,500), Loomis Sayles' Financial Advisor Fees (approximately $500,000), printing costs (approximately $100,000), filing fees (approximately $10,000), legal fees (approximately $300,000), and accounting fees (approximately $20,000), will total approximately $950,000.

 DESCRIPTION OF 6% DEBENTURES

  This section of the Offer to Exchange has been amended by adding the following paragraph after the last paragraph on page 60 of the Offer to
Exchange:

    Accrued Interest to the Expiration Date. Accrued and unpaid interest will not be paid with respect to 6% Debentures tendered in the Offer. As of November 20, 1996, there will be $41.33 of accrued and unpaid interest for each $1,000 face amount of 6% Debentures, or an aggregate of $3,100,000 with respect to all of the outstanding 6% Debentures. If the Expiration Date is extended beyond November 20, 1996, interest will accrue at a rate of $0.17 per day for each $1,000 face amount of 6% Debentures, or an aggregate of $12,500 per day with respect to all of the outstanding 6% Debentures.

 DESCRIPTION OF PROMISSORY NOTES

  This section of the Offer to Exchange has been amended by adding the following sentence at the end of the paragraph titled "Ranking" on page 62:

    As of September 27, 1996, the Company had outstanding $3.2 million principal amount of secured indebtedness that would otherwise be pari passu to the Promissory Notes, which are unsecured, and no unsecured indebtedness that would rank pari passu with the Promissory Notes or indebtedness that would rank senior to the Promissory Notes.

APPENDIX B--FORM OF INDENTURE

  Section 3.01 of Appendix B on page B-5 has been amended by changing the phrase "on overdue principal at the rate equal to 2% per annum" to "on overdue principal and interest at the rate equal to 2% per annum" in the second line of the second paragraph of such section.

  Exhibit A of Appendix B on page B-A-2 has been amended by changing the phrase "360-day year" to "365-day year" in the fourth line of the first paragraph on such page.

                            LETTERS OF TRANSMITTAL

  The Company has not printed or distributed new Letters of Transmittal or other ancillary documents in connection with this Supplement. Holders of 6% Debentures should use the originally distributed Letters of Transmittal and ancillary documents, as appropriate. If needed, additional copies of such documents can be obtained as described below under "Additional Copies."

  Facsimile copies of the Letters of Transmittal will be accepted. The Letters of Transmittal, 6% Debentures and any other required documents should be sent or delivered by each 6% Debenture holder or his broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at one of its addresses set forth below:

                              The Exchange Agent:

                   CHASEMELLON SHAREHOLDER SERVICES, L.L.C.

            By Mail:               By Hand Delivery or
        Midtown Station            Overnight Delivery:
          P.O. Box 798            120 Broadway, 13th Fl.
       New York, NY 10018           New York, NY 10271
   Attention: Reorganization    Attention: Reorganization
              Dept.                       Dept.

                          By Facsimile Transmission:
                                (201) 329-8936
                  For Confirmation of Facsimile Transmission
                                (201) 296-4983

                               ADDITIONAL COPIES

  You may contact the Company, your broker, dealer, commercial bank or trust company for assistance concerning the Exchange Offer. Requests for additional copies of this Offer to Exchange and Letter of Transmittal should be directed to the Company at the address and phone number as set forth below.

                            STREAMLOGIC CORPORATION
                             21329 Nordhoff Street
                         Chatsworth, California 91311
                         Attn: Chief Financial Officer
                               PH: 818-701-8595
                               FAX: 818-701-8410

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